PRESS RELEASE August/12/2010	For Immediate Release Contact: Tim Clayton Chief Financial Officer email: tclayton@sajan.com phone: 715-426-9505

Sajan, Inc. Announces Second Quarter 2010
Financial Results
Q2 Revenues grow 55% over prior year and 34% sequentially

RIVER FALLS, WI- August 12, 2010 - Sajan, Inc., (SAJA.PK) the leading provider of global language services and cloud-based translation management software, today reported financial results for quarter ended June 30, 2010.

Second Quarter Financial Results
Revenues for the quarter ended June 30, 2010 were $4.2 million, a record level for quarterly revenues for Sajan.  This represented an increase of 55% over revenues for the quarter ended June 30, 2009 of $2.7 million.   For the six months ended June 30, 2010, revenues were $7.3 million which represented an increase of 28% over revenues for the same period in 2009 of $5.7 million.   The net loss attributable to Sajan for the second quarter of 2010 was approximately $543,000, or $0.03 per share, compared to net loss attributable to Sajan of approximately $362,000, or $0.06 per share for the same quarter last year.  The net loss attributable to Sajan for the six months ended June 30, 2010 was approximately $2.0 million or $0.15 per share, compared to a net loss attributable to Sajan of $566,000 or $0.10 per share for the six month period ended June 30, 2009.  Financial results included non-cash expenses related to stock based compensation  of approximately $87,000 or $0.01 per share in the three months ended June 30, 2010 and approximately $457,000, or $0.03 per share in the six months ended June 30, 2010, compared to approximately $64,000 or $0.00 per share and $102,000 or $0.02 per share, in the prior year comparable periods.  In addition, the results for the six months ended June 30, 2010 included approximately $540,000, or $0.04 per share of transaction related costs, including legal, accounting, filing and investment banking fees, associated with the February merger with MathStar, Inc.

“I am very pleased to report record revenues for the second quarter”, said Shannon Zimmerman, the Company’s Chief Executive Officer.  “During the second quarter we refocused and reenergized our sales initiatives and it is very encouraging that the market has responded with such enthusiasm.  We will maintain our emphasis on innovation and delivering high value to our clients.  By offering the market high quality language translation services and industry leading technology, Sajan is able to provide customers with flexible, best in class globalization solutions,” concluded Zimmerman.

Conference Call Details
The Company's investors will have the opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call at 10:30 a.m. CT. The Company invites all those interested to join the call by dialing 888-469-2083 and entering access code 5201276.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 5:00 p.m. CT on August 18, 2010 by dialing 866-418-8387.

About Sajan
Sajan® is the leading provider of global language services and cloud-based translation management software.  Through our two operating units, Sajan Global Language Services™ and Sajan Software™, we deliver people, process and technology to help enterprises mature their localization programs and global content lifecycle.  At the center of Sajan’s offerings is the industry’s foremost translation management system, GCMS™, used by over 650 clients.  Our spectrum of delivery models and nimble, entrepreneurial culture enable Sajan to be a partner for any size and shape of localization initiative, across any discipline and industry.  Our website is http://www.sajan.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Current Report on Form 8-K and Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 24, 2010 and March 31, 2010, respectively, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc.
CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$4,202,320	$2,708,931	$7,342,522	$5,726,971

Cost of revenues	2,289,126	1,503,764	4,050,629	3,186,157

Gross margin	1,913,194	1,205,167	3,291,893	2,540,814

Sales and marketing	921,544	883,287	1,732,488	1,701,071

Research and development	392,606	162,034	961,192	336,427

General and administrative	927,895	341,218	2,177,584	754,234

Depreciation and amortization	220,696	239,646	465,739	423,833

Operating Loss	(549,547)	(421,018)	(2,045,110)	(674,751)

Other income (expense), net	1,799	(36,745)	(58,239)	(92,953)

Loss before income taxes and non-controlling interests	(547,748)	(457,763)	(2,103,349)	(767,704)

Income tax benefit	-	100,707	62,311	168,894

Non-controlling interests	4,623	(5,629)	2,704	32,605

Net loss attributable to Sajan, Inc.	$(543,125)	$(362,685)	$(2,038,334)	$(566,205)

Loss per common share – Basic and diluted	$(0.03)	$(0.06)	$(0.15)	$(0.10)

Weighted average shares outstanding – Basic and diluted	16,009,331	5,686,250	13,972,298	5,686,250

Sajan, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010
	(Unaudited)	December 31, 2009

Assets

Current assets

Cash and cash equivalents	$2,595,071	$120,493

Restricted cash	1,000,000	-

Receivables, net	2,768,352	2,871,005

Other current assets	1,440,695	955,401

Total current assets	7,804,118	3,946,899

Property and equipment, net	751,603	3,349,556

Other assets, net	951,554	1,238,394

Total assets	$9,507,275	$8,534,849

Liabilities and Stockholders' Equity

Current liabilities

Payables	$1,493,242	$901,213

Notes Payable	2,000,000	1,292,973

Other current liabilities	1,784,097	1,841,349

Total current liabilities	5,277,339	4,035,535

Long-term liabilities	638,743	3,037,378

Total liabilities	5,916,082	7,072,913

Stockholders' equity	3,601,537	1,243,735

Non-controlling interest in subsidiary and affiliate	(10,344)	218,201

Total equity	3,591,193	1,461,936

Total liabilities and stockholders' equity	$9,507,275	$8,534,849

(1) MathStar and Sajan consolidated as of February 24, 2010, River Valley Business Center, LLC deconsolidated as of February 23, 2010, and Sajan India Software Private Limited consolidated as of June 1, 2009.

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